UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) November 9, 2005

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, Church Street, Hamilton		HM CX Bermuda
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

At a Prague investor conference commencing Thursday, November 10, 2005, Michael Garin re-affirmed the guidance for the year to December 31, 2005 with respect to the company’s core markets of Romania, Slovak Republic, Slovenia and Ukraine previously disclosed in our November 3, 2005 investor call, and further broke out the guidance per station as follows:

	Net Revenues	EBITDA
	US $million	US $million
Romania (1)	$ 100	$ 41
Slovak Republic (MARKIZA TV)	63	16
Slovenia (POP TV and KANAL A)	47	17
Ukraine (STUDIO 1+1)	70	21
	280	95

(1) Romanian networks are PRO TV, PRO CINEMA, ACASA and PRO TV INTERNATIONAL

Segment EBITDA is a non US-GAAP financial measure, and our Slovak Republic operations are not consolidated in our financial statements. A reconciliation of the anticipated segment Net Revenues to our anticipated consolidated Net Revenues can be found on our website at www.cetv-net.com. During the year we have issued a significant amount of debt that is denominated in Euros, and consequently our earnings are subject to inherently unpredictable and potentially material foreign currency gains or losses. It would be unreasonable for us to attempt to determine an expected figure of consolidated net income before taxes for the company on a projected basis for 2005 for purposes of generating a reconciliation to the EBITDA figures that we refer to in the above table.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Date: November 9, 2005	/s/ Wallace Macmillan
Wallace Macmillan Vice President - Finance (Principal Financial Officer and Duly Authorized Officer)